SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. ______)*



                          Farallon Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0003073941
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)








                               Page 1 of 17 Pages
                       Exhibit Index Contained on Page 16

-------------------------------                     ----------------------------
CUSIP NO. 0003073941                   13 G              Page 2 of 17 Pages
-------------------------------                     ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Technology Venture Investors - 4, L.P. ("TVI-4")
                     Tax ID Number:    94-3088804
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a) [ ]             (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
           NUMBER OF                5        SOLE VOTING POWER
             SHARES                          1,068,588   shares,   except   that
          BENEFICIALLY                       TVIM-4,   the  general  partner  of
    OWNED BY EACH REPORTING                  TVI-4,    and    Messrs.     Kagle,
          PERSON WITH                        Marquardt,   McMurtry,  Wilson  and
                                             Johnston,  the general  partners of
                                             TVIM-4,   may  be  deemed  to  have
                                             shared power to vote these shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             1,068,588   shares,   except   that
                                             TVIM-4,   the  general  partner  of
                                             TVI-4,    and    Messrs.     Kagle,
                                             Marquardt,   McMurtry,  Wilson  and
                                             Johnston,  the general  partners of
                                             TVIM-4,   may  be  deemed  to  have
                                             shared  power to  dispose  of these
                                             shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,068,588
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         9.60%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                     ----------------------------
CUSIP NO. 0003073941                   13 G              Page 3 of 17 Pages
-------------------------------                     ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Partners - 4, L.P. ("TVIP-4")
                     Tax ID Number:    94-3084677
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         124,899 shares, except that TVIM-4,
           BENEFICIALLY                      the general partner of TVIP-4,  and
     OWNED BY EACH REPORTING                 Messrs. Kagle, Marquardt, McMurtry,
           PERSON WITH                       Wilson and  Johnston,  the  general
                                             partners  of TVIM-4,  may be deemed
                                             to have shared  power to vote these
                                             shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             124,899 shares, except that TVIM-4,
                                             the general partner of TVIP-4,  and
                                             Messrs. Kagle, Marquardt, McMurtry,
                                             Wilson and  Johnston,  the  general
                                             partners  of TVIM-4,  may be deemed
                                             to have shared  power to dispose of
                                             these shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           124,899
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         1.12%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                     ----------------------------
CUSIP NO. 0003073941                   13 G              Page 4 of 17 Pages
-------------------------------                     ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Affiliates - 4, L.P. ("TVIA-4")
                     Tax ID Number:    94-3154357
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a)  [ ]       (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         3,805  shares,  except that TVIM-4,
           BENEFICIALLY                      the general partner of TVIA-4,  and
     OWNED BY EACH REPORTING                 Messrs. Kagle, Marquardt, McMurtry,
           PERSON WITH                       Wilson and  Johnston,  the  general
                                             partners  of TVIM-4,  may be deemed
                                             to have shared  power to vote these
                                             shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             3,805  shares,  except that TVIM-4,
                                             the general partner of TVIA-4,  and
                                             Messrs. Kagle, Marquardt, McMurtry,
                                             Wilson and  Johnston,  the  general
                                             partners  of TVIM-4,  may be deemed
                                             to have shared  power to dispose of
                                             these shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                             3,805
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.03%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                     ----------------------------
CUSIP NO. 0003073941                   13 G              Page 5 of 17 Pages
-------------------------------                     ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Affiliates - 4 1988, L.P. ("TVIA-4 1988")
                     Tax ID Number:    94-3084676
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [ ]      (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         4,122  shares,  except that TVIM-4,
           BENEFICIALLY                      the general partner of TVIA-4 1988,
     OWNED BY EACH REPORTING                 and   Messrs.   Kagle,   Marquardt,
           PERSON WITH                       McMurtry,  Wilson and Johnston, the
                                             general partners of TVIM-4,  may be
                                             deemed to have shared power to vote
                                             these shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             4,122  shares,  except that TVIM-4,
                                             the general partner of TVIA-4 1988,
                                             and   Messrs.   Kagle,   Marquardt,
                                             McMurtry,  Wilson and Johnston, the
                                             general partners of TVIM-4,  may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                             4,122
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.04%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                     ----------------------------
CUSIP NO. 0003073941                   13 G              Page 6 of 17 Pages
-------------------------------                     ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Management - 4, L.P. ("TVIM-4")
                     Tax ID Number:    94-3088676
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a) [ ]       (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY             --------------------------------------------
     OWNED BY EACH REPORTING        6        SHARED VOTING POWER
           PERSON WITH                       1,201,414    shares,    of    which
                                             1,068,588 shares are directly owned
                                             by  TVI-4,   124,899   shares   are
                                             directly  owned  by  TVIP-4,  3,805
                                             shares are directly owned by TVIA-4
                                             and 4,122 shares are directly owned
                                             by  TVIA-4  1988.   TVIM-4  is  the
                                             general  partner of TVI-4,  TVIP-4,
                                             TVIA-4 and TVIA-4 1988,  and may be
                                             deemed to have shared power to vote
                                             such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,201,414    shares,    of    which
                                             1,068,588 shares are directly owned
                                             by  TVI-4,   124,899   shares   are
                                             directly  owned  by  TVIP-4,  3,805
                                             shares are directly owned by TVIA-4
                                             and 4,122 shares are directly owned
                                             by  TVIA-4  1988.   TVIM-4  is  the
                                             general  partner of TVI-4,  TVIP-4,
                                             TVIA-4 and TVIA-4 1988,  and may be
                                             deemed  to  have  shared  power  to
                                             dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,201,414
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             10.79%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                     ----------------------------
CUSIP NO. 0003073941                   13 G              Page 7 of 17 Pages
-------------------------------                     ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Robert C. Kagle ("Kagle")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a) [ ]       (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION                 United States
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER
           SHARES                    0 shares
          BENEFICIALLY              --------------------------------------------
     OWNED BY EACH REPORTING   6     SHARED VOTING POWER
           PERSON                    WITH 1,201,414  shares,  of which 1,068,588
                                     shares are directly owned by TVI-4, 124,899
                                     shares are directly owned by TVIP-4,  3,805
                                     shares  are  directly  owned by TVIA-4  and
                                     4,122 shares are  directly  owned by TVIA-4
                                     1988. Kagle is a general partner of TVIM-4,
                                     the  general  partner  of  TVI-4,   TVIP-4,
                                     TVIA-4 and TVIA-4  1988,  and may be deemed
                                     to have shared power to vote such shares.
                                    --------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     0 shares
                                    --------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     1,201,414 shares, of which 1,068,588 shares
                                     are directly owned by TVI-4, 124,899 shares
                                     are directly owned by TVIP-4,  3,805 shares
                                     are  directly  owned by  TVIA-4  and  4,122
                                     shares are  directly  owned by TVIA-4 1988.
                                     Kagle is a general  partner of TVIM-4,  the
                                     general  partner of TVI-4,  TVIP-4,  TVIA-4
                                     and TVIA-4 1988,  and may be deemed to have
                                     shared power to dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,201,414
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        10.79%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                     ----------------------------
CUSIP NO. 0003073941                   13 G              Page 8 of 17 Pages
-------------------------------                     ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     David F. Marquardt ("Marquardt")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION                 United States
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         27,502 shares,  of which 25,000 are
           BENEFICIALLY                      issuable  upon  the  exercise  of a
     OWNED BY EACH REPORTING                 stock option.
           PERSON WITH              --------------------------------------------
                                    6        SHARED VOTING POWER
                                             1,201,414    shares,    of    which
                                             1,068,588 shares are directly owned
                                             by  TVI-4,   124,899   shares   are
                                             directly  owned  by  TVIP-4,  3,805
                                             shares are directly owned by TVIA-4
                                             and 4,122 shares are directly owned
                                             by  TVIA-4  1988.  Marquardt  is  a
                                             general  partner  of  TVIM-4,   the
                                             general  partner of TVI-4,  TVIP-4,
                                             TVIA-4 and TVIA-4 1988,  and may be
                                             deemed to have shared power to vote
                                             such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             27,502 shares,  of which 25,000 are
                                             issuable  upon  the  exercise  of a
                                             stock option.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,201,414    shares,    of    which
                                             1,068,588 shares are directly owned
                                             by  TVI-4,   124,899   shares   are
                                             directly  owned  by  TVIP-4,  3,805
                                             shares are directly owned by TVIA-4
                                             and 4,122 shares are directly owned
                                             by  TVIA-4  1988.  Marquardt  is  a
                                             general  partner  of  TVIM-4,   the
                                             general  partner of TVI-4,  TVIP-4,
                                             TVIA-4 and TVIA-4 1988,  and may be
                                             deemed  to  have  shared  power  to
                                             dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,228,916
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             11.03%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                     ----------------------------
CUSIP NO. 0003073941                   13 G              Page 9 of 17 Pages
-------------------------------                     ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Burton J. McMurtry ("McMurtry")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)  [ ]       (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION                 United States
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY             --------------------------------------------
     OWNED BY EACH REPORTING
           PERSON WITH              6        SHARED VOTING POWER
                                             1,201,414    shares,    of    which
                                             1,068,588 shares are directly owned
                                             by  TVI-4,   124,899   shares   are
                                             directly  owned  by  TVIP-4,  3,805
                                             shares are directly owned by TVIA-4
                                             and 4,122 shares are directly owned
                                             by  TVIA-4  1988.   McMurtry  is  a
                                             general  partner  of  TVIM-4,   the
                                             general  partner of TVI-4,  TVIP-4,
                                             TVIA-4 and TVIA-4 1988,  and may be
                                             deemed to have shared power to vote
                                             such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,201,414    shares,    of    which
                                             1,068,588 shares are directly owned
                                             by  TVI-4,   124,899   shares   are
                                             directly  owned  by  TVIP-4,  3,805
                                             shares are directly owned by TVIA-4
                                             and 4,122 shares are directly owned
                                             by  TVIA-4  1988.   McMurtry  is  a
                                             general  partner  of  TVIM-4,   the
                                             general  partner of TVI-4,  TVIP-4,
                                             TVIA-4 and TVIA-4 1988,  and may be
                                             deemed  to  have  shared  power  to
                                             dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,201,414
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             10.79%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                     ----------------------------
CUSIP NO. 0003073941                   13 G              Page 10 of 17 Pages
-------------------------------                     ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mark G. Wilson ("Wilson")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a)  [ ]       (b)  [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
             NUMBER OF        5      SOLE VOTING POWER
               SHARES                0 shares
            BENEFICIALLY            --------------------------------------------
      OWNED BY EACH REPORTING 6      SHARED VOTING POWER
               PERSON                1,201,414  shares,  of which 1,068,588
                WITH                 shares are directly owned by TVI-4, 124,899
                                     shares are directly owned by TVIP-4,  3,805
                                     shares  are  directly  owned by TVIA-4  and
                                     4,122 shares are  directly  owned by TVIA-4
                                     1988.   Wilson  is  a  general  partner  of
                                     TVIM-4,   the  general  partner  of  TVI-4,
                                     TVIP-4,  TVIA-4 and TVIA-4 1988, and may be
                                     deemed  to have  shared  power to vote such
                                     shares.
                                    --------------------------------------------
                              7      SOLE DISPOSITIVE POWER
                                     0 shares
                                    --------------------------------------------
                              8      SHARED DISPOSITIVE POWER
                                     1,201,414 shares, of which 1,068,588 shares
                                     are directly owned by TVI-4, 124,899 shares
                                     are directly owned by TVIP-4,  3,805 shares
                                     are  directly  owned by  TVIA-4  and  4,122
                                     shares are  directly  owned by TVIA-4 1988.
                                     Wilson is a general partner of TVIM-4,  the
                                     general  partner of TVI-4,  TVIP-4,  TVIA-4
                                     and TVIA-4 1988,  and may be deemed to have
                                     shared power to dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,201,414
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             10.79%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                     ----------------------------
CUSIP NO. 0003073941                   13 G              Page 11 of 17 Pages
-------------------------------                     ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     John R. Johnston ("Johnston")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a) [ ]       (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
      NUMBER OF                  5      SOLE VOTING POWER
       SHARES                           0 shares
     BENEFICIALLY                   --------------------------------------------
OWNED BY EACH REPORTING          6      SHARED VOTING POWER
      PERSON WITH                            1,201,414    shares,    of    which
                                             1,068,588 shares are directly owned
                                             by  TVI-4,   124,899   shares   are
                                             directly  owned  by  TVIP-4,  3,805
                                             shares are directly owned by TVIA-4
                                             and 4,122 shares are directly owned
                                             by  TVIA-4  1988.   Johnston  is  a
                                             general  partner  of  TVIM-4,   the
                                             general  partner of TVI-4,  TVIP-4,
                                             TVIA-4 and TVIA-4 1988,  and may be
                                             deemed to have shared power to vote
                                             such shares.
                                    --------------------------------------------
                                 7      SOLE DISPOSITIVE POWER
                                        0 shares
                                    --------------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                             1,201,414    shares,    of    which
                                             1,068,588 shares are directly owned
                                             by  TVI-4,   124,899   shares   are
                                             directly  owned  by  TVIP-4,  3,805
                                             shares are directly owned by TVIA-4
                                             and 4,122 shares are directly owned
                                             by  TVIA-4  1988.   Johnston  is  a
                                             general  partner  of  TVIM-4,   the
                                             general  partner of TVI-4,  TVIP-4,
                                             TVIA-4 and TVIA-4 1988,  and may be
                                             deemed  to  have  shared  power  to
                                             dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,201,414
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             10.79%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 12 of 17 Pages


ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Farallon Communications, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  2470 Mariner Square Loop
                  Alameda, CA  94501

ITEM 2(a).        NAME OF PERSONS FILING:
                  -----------------------

                  This Statement is filed Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Affiliates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI Affiliates-4 1988, L.P., a Delaware limited partnership ("TVIA-4 1988"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark
                  G. Wilson ("Wilson") and John R. Johnston ("Johnston"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  TVIM-4 is the general partner of TVI-4, TVIP-4, TVIA-4 and TVIA-4 1988, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by TVI-4, TVIP-4, TVIA-4 and TVIA-4 1988. Kagle, Marquardt, McMurtry, Wilson and Johnston are the general partners of TVIM-4, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TVI-4, TVIP-4, TVIA-4 and TVIA-4 1988.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  Technology Venture Investors
                  2480 Sand Hill Road
                  Suite 101
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:
                  ------------

                  TVI-4, TVIM-4, TVIP-4, TVIA-4 and TVIA-4 1988 are Delaware limited partnerships, and Kagle, Marquardt, McMurtry, Wilson and Johnston are United States citizens.

                                                             Page 13 of 17 Pages


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # 0003073941

ITEM 3.           Not Applicable
                  --------------

ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)      Amount beneficially owned:
                                    --------------------------

                                    See Row 9 of cover  page for each  Reporting
                                    Person.

                           (b)      Percent of Class:
                                    -----------------

                                    See Row 11 of cover page for each  Reporting
                                    Person.

                          (c)      Number of shares as to which such person has:
                                   ---------------------------------------------


                                    (i)   Sole  power to vote or to  direct  the
                                          --------------------------------------
                                          vote:
                                          -----

                                          See  Row  5 of  cover  page  for  each
                                          Reporting Person.

                                    (ii)  Shared  power to vote or to direct the
                                          --------------------------------------
                                          vote:
                                          -----

                                          See  Row  6 of  cover  page  for  each
                                          Reporting Person.

                                    (iii) Sole power to dispose or to direct the
                                          --------------------------------------
                                          disposition of:
                                          ---------------

                                          See  Row  7 of  cover  page  for  each
                                          Reporting Person.

                                    (iv)  Sharedpower  to  dispose  or to direct
                                          --------------------------------------
                                          the disposition of:
                                          -------------------

                                          See  Row  8 of  cover  page  for  each
                                          Reporting Person.

                                                             Page 14 of 17 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  Not applicable


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ------------------------------------------------
                  ANOTHER PERSON:
                  ---------------

                  Under certain circumstances set forth in the limited partnership agreements of TVI-4, TVIP-4, TVIA-4, TVIA-4 1988 and TVIM-4, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  --------------------------------------------------------------
                  ACQUIRED THE SECURITY  BEING REPORTED ON BY THE PARENT HOLDING
                  --------------------------------------------------------------
                  COMPANY:
                  --------

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ----------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  -------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  --------------

                  Not applicable

                                                             Page 15 of 17 Pages


                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997


                                        /s/ Mark G. Wilson
                                        ----------------------------------------
                                        Mark G. Wilson,  on behalf of TVI-4,  in
                                        his  capacity  as a general  partner  of
                                        TVIM-4, the general partner of TVI-4, on
                                        behalf of TVIP-4,  in his  capacity as a
                                        general  partner of TVIM-4,  the general
                                        partner of TVIP-4,  on behalf of TVIA-4,
                                        in his capacity as a general  partner of
                                        TVIM-4,  the general  partner of TVIA-4,
                                        on  behalf  of  TVIA-4   1988,   in  his
                                        capacity as a general partner of TVIM-4,
                                        the general  partner of TVIA-4 1988, and
                                        on behalf of TVIM-4,  in his capacity as
                                        a general partner thereof.



/s/ Robert C. Kagle                                  /s/ Mark G. Wilson
----------------------------                         ---------------------------
ROBERT C. KAGLE                                      MARK G. WILSON


/s/ David F. Marquardt                               /s/ John R. Johnston
----------------------------                         ---------------------------
DAVID F. MARQUARDT                                   JOHN R. JOHNSTON


/s/ Burton J. McMurtry
----------------------------
BURTON J. MCMURTRY

                                                             Page 16 of 17 Pages





                                  EXHIBIT INDEX
                                  -------------


                                                                     Found on
                                                                   Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                Page 17

                                                             Page 17 of 17 Pages


                                    EXHIBIT A
                                    ---------



                            Agreement of Joint Filing
                            -------------------------

                  The  undersigned  hereby agree that a single  Schedule 13G (or any amendment thereto) relating to the Common Stock of the Farallon Communications, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 12, 1997



                                        /s/ Mark G. Wilson
                                        ----------------------------------------
                                        Mark G. Wilson,  on behalf of TVI-4,  in
                                        his  capacity  as a general  partner  of
                                        TVIM-4, the general partner of TVI-4, on
                                        behalf of TVIP-4,  in his  capacity as a
                                        general  partner of TVIM-4,  the general
                                        partner of TVIP-4,  on behalf of TVIA-4,
                                        in his capacity as a general  partner of
                                        TVIM-4,  the general  partner of TVIA-4,
                                        on  behalf  of  TVIA-4   1988,   in  his
                                        capacity as a general partner of TVIM-4,
                                        the general  partner of TVIA-4 1988, and
                                        on behalf of TVIM-4,  in his capacity as
                                        a general partner thereof.



/s/ Robert C. Kagle                                  /s/ Mark G. Wilson
----------------------------                         ---------------------------
ROBERT C. KAGLE                                      MARK G. WILSON


/s/ David F. Marquardt                               /s/ John R. Johnston
----------------------------                         ---------------------------
DAVID F. MARQUARDT                                   JOHN R. JOHNSTON


/s/ Burton J. McMurtry
----------------------------
BURTON J. MCMURTRY